PROSPECTUS SUPPLEMENT NO. 9                    Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated January 23, 2004)    Registration Statement No. 333-108544



                            SEALED AIR CORPORATION

                       6,160,708 SHARES OF COMMON STOCK

         This prospectus supplement relates to the offer and sale from time to time of up to 6,160,708 shares of common stock, $0.10 par value per share, of Sealed Air Corporation, a Delaware corporation, by the selling stockholders named in the prospectus dated January 23, 2004, as supplemented, and in this prospectus supplement. This prospectus supplement may only be delivered or used in connection with our prospectus dated January 23, 2004. Our common stock is traded on the New York Stock Exchange under the symbol "SEE."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                PROSPECTUS SUPPLEMENT DATED SEPTEMBER 14, 2004

         The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Stockholders," beginning on page 9 in our prospectus and was provided by or on behalf of the selling stockholders.


                                             COMMON STOCK
                                             BENEFICIALLY                       COMMON STOCK TO BE    PERCENTAGE
                                             OWNED AS OF         COMMON STOCK    BENEFICIALLY OWNED     OF ALL
                                            SEPTEMBER 13,       OFFERED IN THIS     AFTER THIS          COMMON
              NAME                            2004 (1)          PROSPECTUS (1)     OFFERING (1)        STOCK (2)
              ----                            --------          --------------     ------------        ---------


Auspicis Ltd.                                   2,428                 2,428              --                --
Beamtenversicherungskasse Des Kantons
    Zurich                                     68,571                68,571              --                --
Bernische Lehrerversicherungskasse             14,285                14,285              --                --
Gemini Sammelstiftung Zur Forderung
    Der Personalvorsorge                        3,857                 3,857              --                --
Huntrise Capital Leveraged Partners,
    LLC (3)                                       428                   428              --                --
Inflective Convertible Opportunity
    Fund I, Limited (3)                           428                   428              --                --
Inflective Convertible Opportunity
    Fund I, LP (3)                              5,714                 5,714              --                --
Jefferies Umbrella Fund Global
    Convertible Bonds                          22,857                22,857              --                --
Jefferies Umbrella Fund US Convertible
    Bonds                                       2,571                 2,571              --                --
Lyxor/Inflective Convertible
    Opportunity Fund Limited (3)                2,857                 2,857              --                --
Pensionkasse Der Antalis AG                       999                   999              --                --
Pensionkasse Der EMS-Chemie AG                  1,285                 1,285              --                --
Pensionkasse Der EMS-Dottikon AG                1,714                 1,714              --                --
Pensionkasse Der Lonza AG                       2,142                 2,142              --                --
Pensionkasse Der Rockwell Automation AG         1,142                 1,142              --                --
Pensionkasse Pluss-Staufer AG                     999                   999              --                --
Pensionkasse Vantico                            1,857                 1,857              --                --
Personalfursorgestiftung Der
    Gebaudeversicherung Des
    Kantons Bern                                3,285                 3,285              --                --
Personalvorsorge Der Pv Promea                  3,142                 3,142              --                --
Universal Investment Gesellschaft MBH,
    REF Aventis                                29,285                29,285              --                --
                              TOTAL (4)     6,160,708             6,160,708              --                --

---------------

1.    For each selling stockholder, this number represents the number of shares of common stock that would be beneficially owned by such selling stockholder after the conversion of the Notes beneficially owned by such selling stockholder as of September 13, 2004, assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus, and further assumes that all of the Notes have been converted.

2.    For each selling stockholder, this number represents the percentage of common stock that would be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of September 13, 2004 and assuming all the Notes beneficially owned by such selling stockholder as of September 13, 2004, have been converted.

3.    We have been advised that Mr. Thomas J. Ray may be deemed the beneficial owner of these shares by virtue of his voting control and investment discretion.

4.    Assumes conversion of 100% of the outstanding Notes (without giving effect to any capital adjustments). We note that the aggregate number of shares of common stock requested to be registered by the selling stockholders is greater than the total number of shares initially issuable upon conversion of 100% of the outstanding Notes. This may be due in part to sales or other transfers of Notes among the selling stockholders in which the person acquiring the Notes submits a request to register shares of common stock which were previously registered by the person who sold the Notes.
